UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 20, 2024

Piedmont Lithium Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38427	36-4996461
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

42 E Catawba Street
Belmont, North Carolina 28012
(Address of principal executive offices and zip code)
(704) 461-8000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock $0.0001 par value per share	PLL	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 3.02 Unregistered Sales of Equity Securities.

On November 18, 2024, Piedmont Lithium Inc. (the “Company”) entered into a placement agreement (the “Underwriting Agreement”) with Canaccord Genuity (Australia) Limited for a placement of CHESS Depositary Interests (“CDIs”) to institutional and professional investors to raise approximately US$27 million (A$40 million) (before costs).  Pursuant to the Underwriting Agreement, Piedmont will issue 238,095,300 CDIs, each representing 1/100 of a share in the Company, at an issue price of approximately AU$0.168 per CDI.  The placement is expected to close on or about November 27, 2024.  The offer, sale and issuance of the CDIs is intended to be exempt from registration pursuant to Regulation S and Section 4(a)(2) under the Securities Act of 1933, as amended.

The Underwriting Agreement contains customary representations, warranties, covenants, indemnification obligations of the Company and Canaccord, and other obligations of the parties. The representations, warranties and covenants contained therein were made only for purposes of the agreement and as of a specific date and were solely for the benefit of the parties.

Item 8.01 Other Events.

On November 20, 2024, the Company issued a press release announcing the closing of the bookbuild for the placement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are being filed herewith:

Exhibit No.	Description
99.1	Press Release, issued on November 20, 2024

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PIEDMONT LITHIUM INC.

Date: November 20, 2024	By:	/s/ Keith Phillips
	Name:	Keith Phillips
	Title:	President and Chief Executive Officer

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